Exhibit A12

WRITTEN INSTRUMENT

April 25, 2017

The undersigned, being an officer (the “Officer”) of VALIC Company II, a Delaware statutory trust (the “Trust”) governed by the Amended and Restated Declaration of Trust of the Trust dated October 26, 2010 (the “Declaration”), acting pursuant to Sections 4.1(b) and (f) of the Declaration, hereby executes this written instrument (the “Written Instrument”) at the direction of the Board of Trustees as follows:

WHEREAS, the Board of Trustees held a meeting on April 24 – 25, 2017; and

WHEREAS, pursuant to Sections 4.1(b) and (f) of the Declaration, a majority of the Board of Trustees approved resolutions regarding an increase in the number of Trustees and the appointment of a Trustee to the newly created vacancy; and

WHEREAS, the Board of Trustees has approved the Officer’s execution of this Written Instrument as contemplated by the Declaration;

NOW THEREFORE, the Officer hereby executes this Written Instrument which memorializes the following resolutions of the Board of Trustees:

RESOLVED, that the number of trustees on the Board of Trustees is hereby increased from eight to nine effective May 1, 2017; and it is

FURTHER RESOLVED, that Eric S. Levy is hereby appointed as a trustee to serve an indefinite term commencing May 1, 2017, until his earlier death, resignation, retirement, bankruptcy, adjudicated incompetency or other incapacity or removal, or if not so terminated, until the election of his successor in office has become effective in accordance with the Declaration.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS THEREOF, the Officer has executed this Written Instrument as of the date first written above:

/s/ Gregory N. Bressler
Gregory N. Bressler
Vice President and Assistant Secretary